Exhibit 23.1

[Letterhead of SHATSWELL, MacLEOD & COMPANY, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135035 and 333-136875) of New England Bancshares of our report dated June 22, 2011, related to the statements of net assets available for benefits as of December 31, 2010 and 2009 and the related statement of changes in net assets available for benefits for the year ended December 31, 2010 which are included in the December 31, 2010 Annual Report on Form 11-K of New England Bank Employees’ Savings & Profit Sharing Plan and Trust.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
June 29, 2011